Filed pursuant to Rule 433
Registration Statement No. 333-131266

Morgan Stanley

Fixed Income Investor Overview

Second Quarter 2007

Notice

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, nonpublic information. No representation is made that it is accurate or complete. The presentation has been prepared solely for informational purposes and has not been updated since originally presented.

The information provided herein may include certain non-GAAP financial measures. The reconciliation of such measures to the comparable GAAP figures are included in the Company's Annual Reports on Form 10-K, Quarterly Reports on
Form 10-Q and Current Reports on Form 8-K, including any amendments thereto, all of which are available on www.morganstanley. com.

This presentation may contain forward -looking statements. You are cautioned not to place undue reliance on forward -looking statements, which speak only as of the date on which they are made, which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the
Company, please see "Forward -Looking Statements" immediately preceding Part I,
Item I, "Competition" and "Regulation" in Part I, Item 1, "Risk Factors" in
Part 1, Item 1A, and "Certain Factors Affecting Results of Operations" in Part
II, Item 7 of the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2006 and "Management's Discussion and Analysis of Financial
Condition and Results of Operations" and "Risk Factors" in the Company's
Quarterly Reports on Form 10-Q and other items throughout the Form 10-K, Forms
10-Q and the Company's 2007 Current Reports on Form 8-K.

The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

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Consolidated Financial Highlights - 1H 2007

Net Revenues (1)

Profit Before Taxes(2)

Diluted Earnings Per Share

Annualized Return On Average Common Equity

Source: Company SEC Filings and 2Q07 Financial Supplement

Notes: (1) Net revenues include adjustments for the presentation of certain deferred compensation plans.

(2) Amounts represent income from continuing operations before losses from unconsolidated investees, income taxes, dividends on preferred securities subject to mandatory redemption and cumulative effect of accounting change, net.

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Segment Contributions - FY 2006

Net Revenues of $34.5Bn (1)(2)

Profit Before Taxes of $10.9Bn (3)(4)

Pre-tax Profit Margin

Return on Average Common Equity (5)

Source: Company SEC Filings and 4Q06 Financial Supplement

Notes: (1) Net revenues include adjustments for the presentation of certain deferred compensation plans. (2)
Excluding intersegment eliminations of ($269MM) .

(3) Excluding intersegment eliminations of $33MM.

(4) Income from continuing operations before losses from unconsolidated investees, income taxes and cumulative effect of accounting change, net.

(5) The computation of average common equity for each segment is based upon an economic capital model that the Company uses to determine the amount of equity capital needed to support the risk of its business activities and to ensure that the Company remains adequately capitalized.

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Segment Contributions - 1H 2007

Net Revenues of $22.5Bn (1)

Profit Before Taxes of $7.7Bn (2)(3)

Pre-tax Profit Margin

Return on Average Common Equity (4)

(%)

Source: Company SEC Filings and 2Q07 Financial Supplement

Notes: (1) Excluding intersegment eliminations of ($103MM) . (2) Excluding intersegment eliminations of $6MM.

(3) Income from continuing operations before gains/losses from unconsolidated investees, income taxes and gains/losses from discontinued operations.

(4) The computation of average common equity for each segment is based upon an economic capital model that the Company uses to determine the amount of equity capital needed to support the risk of its business activities and to ensure that the Company remains adequately capitalized.

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Key Strategic Principles and Financial Objectives

Diversified, Global Firm Focused on Improving Profit Margins, Growth, and ROE

Leverage global scale, franchise and integration across businesses Strike a better balance between principal and customer activity

Invest to optimize growth opportunities and achieve best-in-class status in all businesses Aggressively pursue new opportunities including bolt-on acquisitions
Create cohesive "One-Firm" culture with the right leadership

            Double 2005 pre-tax profits by 2010 5 percentage points improvement in pre-tax profit margin

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Progress Toward Goals

Pre-tax Profits

PBT Margin (%):

            Double 2005 pre-tax profits by 2010 5 percentage points improvement in pre-tax profit margin

Source : Company SEC Filings

Note: (1) Includes U.S., Canada, Latin America and Other.

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Institutional Securities: Critical Initiatives

Increase principal risk taking Expand derivatives business

Increase presence in domestic and global residential mortgage Build leveraged finance business Grow in emerging markets Enhance financing / prime brokerage offerings Improve economics of core equities business

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Institutional Securities: Measuring our Progress

                                          2Q06    1Q07     2Q07
Profit Before Taxes (1)                  $1.9Bn  $2.9Bn   $3.0Bn
Net Revenues                             $5.3Bn  $7.1Bn   $7.4Bn
Return on Average Common Equity (2)       28%     39%       35%
Pre-tax Profit Margin                     36%     40%       40%

                           Source: Company SEC Filings and 2Q07 Financial Supplement

  Notes: (1) Income from continuing operations before gains/losses from unconsolidated investees, income taxes and gains/losses from discontinued operations.

 (2) The computation of average common equity for each segment is based upon an economic capital model that the Company uses to determine the amount of equity capital needed to support the risk of its business activities and to ensure that the Company remains adequately capitalized.

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Asset Management: Critical Initiatives

Build Merchant Banking business

Real Estate Funds Private Equity and Infrastructure

Expand non-U.S. footprint Expand Alternatives capability

Rebuild U.S. Institutional reputation and business Expand traditional products

Equity and Fixed Income

         Invest in Van Kampen and Americas Intermediary channels Reposition Morgan Stanley retail brand

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Asset Management: Measuring Our Progress

First Year Business Investment

New management team Fill leadership gaps Reorganize business Bottom -up business plan Complete several team acquisitions, lift-outs and minority stakes
Build foundation for Alternative business Re-enter the Private Equity business
Build out Infrastructure business Seed new products Build MSIM infrastructure
Open lines of communication Margin pressure

Two to Three Years Gaining Traction

Continue to attract high-quality talent Positive flows More complete traditional product offering Continue to selectively pursue acquisitions, minority stakes, lift-outs and alliances, particularly outside the U.S.

Increasing number of hedge fund and private equity strategies Revitalize Morgan
Stanley Advisor Fund family Rationalize current fund product offerings Initial margin pressure followed by improvement

Three to Five Years Results

Industry leader

Improving performance Innovative products Superior client service

First choice for clients Competitive fund flows Competitive PBT margin Enhanced value for Morgan Stanley shareholders

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generally 11 available to the public and does not contain any material,
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Asset Management: Measuring Our Progress

	2Q06	1Q07	2Q07	Aspiration
YoY Net Revenue Growth	13%	28%	68%	Double-digit growth
Pre-tax Margin	31%	26%	20%	25-30%
Assets Under Management	$454Bn	$521Bn	$560Bn	$600Bn+
Net Flows	($5.1Bn)	$4.5Bn	$9.3Bn	Strong and competitive positive flows
New Products Launched	9	21	15	~30 (FY)

Source: Morgan Stanley SEC Filings and Earnings Releases, Morningstar

Note: Migration of the real property business from Institutional Securities to MSIM excluded in 2Q06 and 1Q07, included in 2Q07

Morgan Stanley

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12

Global Wealth Management: Critical Initiatives

Improve financial performance

Stabilize sales force and energize organization Explore new revenue opportunities

Strengthen linkages with rest of Morgan Stanley franchise Develop technology and operations support Continued focus on control and compliance/ legal issues

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Global Wealth Management: Measuring Our Progress

2Q06 1Q07 2Q07 Aspiration

Revenue Growth 14% 17% 17% 10%+ Pre-Tax Margin 12% 15% 16% 20%+ Domestic Retail
Net New Assets $2.4Bn $6.7Bn $8.7Bn $25 - 30Bn (FY) Fee-Based Assets 29% 29%
29% 35%+ Client Assets in $1MM+ households 65% 70% 71% 75% Bank Deposit Program
$9.1Bn $16.4Bn $18.2Bn $25Bn+ Revenue per Financial Advisor $659K $758K $814K
$700K+ Assets per Financial Advisor $78MM $86MM $89MM $95MM+

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Discover: Spin-off Highlights

Board of Directors approved spin-off of Discover Financial Services; SEC Form
10 was effective on June 1, 2007 Discover began operating as a stand-alone company on June 30, 2007 Financing and liquidity initiatives were completed by spin-off date

Full replacement of all Morgan Stanley funding and liquidity sources Discover spun-off with $5.5 Bn in capital allocated

                             Financing Initiatives

Active issuance levels in asset-backed securitization and retail brokered deposit markets Execution of new initiatives to replace Morgan Stanley funding

$800 million inaugural unsecured debt issuance from DFS Parent Company
Agreements with third party sweep deposit providers to replace funding previously sourced through Morgan Stanley's Global Wealth Management Bank
Deposit Program Enhancement of Discover Card Master Trust External financing agreements to replace funding for assets outside of Discover Bank

                             Liquidity Initiatives

Framework established with new liquidity sources created for new stand-alone company

Established cash liquidity reserve of $5.0+ billion, largely through retail brokered deposit issuance Achieved $2.4 billion target for unused ABCP conduit capacity Closed 59-month $2.5 billion unsecured committed credit facility, with
24 global financial institutions participating

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Capital and Risk Management

Active capital management

    Balance                               use of capital for organic growth,
                                          acquisitions and share repurchases
                                          $6Bn authorized for share repurchase
                                          through June 2008

33 million shares repurchased during 1H07

Effective risk management

Active, prudent, balanced and commensurate with rewards "Doctrine of No Surprises"

Risk Governance Structure

                              Morgan Stanley Board

                                Capital Structure & Strategic Transactions Committee

Audit Committee

                              Firm Risk Committee

Business Segment Risk Committees

Institutional Securities

     Asset Management

Global Wealth Management

Discover

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Increased Economic Capital

                          Average Economic Capital (1)

                                     ($Bn)

Institutional Securities

Total Firm

Source: Company SEC Filings and 2Q07 Financial Supplement

Notes: (1) The Company uses an economic capital model to determine the amount of equity capital needed to support the risk of its business activities to ensure that the Company remains adequately capitalized. Economic capital is defined as the amount of capital needed to run the business through the business cycle and satisfy the requirements of regulators, rating agencies and the market. The Company's methodology is based on a going concern approach that assigns economic capital to each segment based on regulatory capital usage plus additional capital for stress losses, goodwill and principal investment risk.
The economic capital model and allocation methodology may be enhanced over time in response to changes in the business and regulatory environment.

(2) Beginning in the first quarter of fiscal 2007, economic capital requirements have been met by regulatory Tier 1 equity (including common shareholders' equity, certain preferred stock, eligible hybrid capital instruments and deductions of goodwill and certain intangible assets and deferred tax assets), subject to regulatory limits. The Tier 1 equity components are also reflected in the average common equity allocated to the business segments. This enhancement to the Company's equity capital model and related disclosures will be made on a prospective basis.

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Better Leverage Firm Capital

Total and Adjusted Assets

Lending and Commitments vs. Hedges

($Bn)

Total Leverage Ratio:

Adjusted Leverage Ratio(1):

% Investment Grade:

Adjusted Assets

Total Assets

Investment Grade (left axis)

Non-Investment Grade (left axis)

Hedges (2) (right axis)

Source: Company SEC Filings and 2Q07 Financial Supplement

Notes: (1) Adjusted leverage ratio equals adjusted assets divided by tangible shareholders' equity. (2)
Includes both internal and external hedges utilized by the lending business.

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Financial Strength

                    Total Long-Term Capital at May 31, 2007

                                     ($Bn)

Shareholders' Equity

Long-Term Debt (1)

Source: Company SEC filings

Notes: (1) These amounts exclude the current portion of long-term borrowings and include Capital Units, which were redeemed on February 28, 2007, and junior subordinated debt issued to capital trusts.

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Debt Portfolio Management

                             Long-Term Debt Issued

                           Long-Term Debt Outstanding

Source: Company SEC filings

Source: Bloomberg

Note: Data as of 5/31/07

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Liquidity Management Framework

Contingency

Funding Plan

Liquidity Reserve

Cash Capital Policy

Financing Guidelines

Secured Funding Asset / Liability Matching Staggered Maturities

Surplus Capacity Diversification Committed Credit

Source: Company SEC filings

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Committed Credit Facility

Currency Diversification

Unsecured vs. Secured

Yen

(Y)80Bn ($680MM)

Unsecured $11.53Bn

Multicurrency $3.25Bn

USD $7.6Bn

                       Total Committed Credit = $11.53Bn

Source: Company SEC filings

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Credit Quality

                                  Debt Ratings

                                              Senior Debt   Commercial Paper
Dominion Bond Rating Service Limited              AA (low)        R-1 (middle)
Fitch Ratings (1)                                      AA-                 F1+
Moody's Investors Service                              Aa3                 P-1
Rating and Investment Information, Inc. (R&I)           AA                a-1+
Standard & Poor's (2)                                  AA-                A-1+

Notes: (1) Outlook changed to Negative on December 19, 2006

(2) Ratings upgraded from A+/A-1 to AA- / A-1+ on July 30, 2007

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Geographic Information

Regional Contributions: FY 2004 and FY 2006

2004 Net Revenues of $25Bn (1)(2)

2006 Net Revenues of $36Bn (2)(3)

2004 Pre-Tax Profits of $7Bn

2006 Pre-Tax Profits of $11Bn

Source : Company SEC Filings

Notes: (1) Excluding eliminations of ($1,346MM) .

(2) Net revenues include adjustments for the presentation of certain deferred compensation plans. (3) Excluding eliminations of ($1,993MM) .

(4) Includes U.S., Canada, Latin America and Other.

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Morgan Stanley Presence in Europe, Middle East and Africa

Regional Offices

UK (1977) Switzerland (1986) Germany (1987) Italy (1989) Luxembourg (1989)
France (1990) Spain (93/99) Russia (1994) South Africa (1994) Netherlands
(1997) Sweden (1999) Israel (2001) Ireland (2003) Greece (2004) Hungary (2006)
UAE (2006) Turkey (2007) Saudi Arabia (JV) (2007)

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Critical Initiatives: Europe, Middle East and Africa

Institutional Securities

Grow equity derivatives, corporate derivatives, and retail structured products
Capitalize on changes in the insurance and pension markets

Opportunistically expand residential mortgage capabilities in target markets
(ex. acquiring City Mortgage in Russia and Advantage in the U.K.) Achieve
better balance between principal and agency business

Global Wealth Management

Refocused on ultra-high net worth market segment (sale of Quilter) Swiss Bank expansion Invest in talent and grow the franchise

Asset Management

Continue to expand global distribution platform via organic growth and possible acquisitions Expand product platform organically and through acquisitions Build private equity platform Invest in talent

Cross-divisional Initiatives

Further build out Emerging Markets footprint (Turkey, Dubai, Qatar, Saudi JV, Kazakhstan, Central Europe)
Expand client footprint (middle market) Importance of local presence

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Morgan Stanley Presence in Asia

Regional Offices

Tokyo (1970) Sydney (1982) Melbourne (1985) Singapore (1985) Hong Kong (1987)
Taipei (1990) Seoul (1992) Shanghai (1993) Mumbai (1993) Beijing (1994) Bangkok
(1997) Jakarta (2006) Zhuhai (2006) Hanoi (JV) (2007)

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Critical Initiatives: Asia

Institutional Securities

Aggressive localization and growth of Asian offices

Building out the China platform: Nan Tung Bank

Focus on local licenses in Korea and Taiwan (Integrated Securities House License)

Building on core strengths: MSREF expansion in China/Japan and established prime brokerage teams in Singapore and Australia Build investment banking and other businesses in Australia Growing presence in Korea and Taiwan with fixed income sales, capital markets, investment banking and institutional equities
Acquired license in Indonesia and expanding platform Establishing Joint Venture with SCIC in Vietnam Local presence is key part of strategy

Global Wealth Management

Focused on growth strategy Centers in Hong Kong and Singapore

Leverage the brand in China, Taiwan and Indonesia

Asset Management

Continue to expand global distribution platform via organic growth and possible acquisitions Building domestic product, possibly through acquisitions Private equity Asia

Cross-divisional

Build strength in Japan, maintain CMBS strength, and reinvest in investment banking, institutional equities evaluate GWM opportunities Full ownership, full service institutional securities platform in India

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Morgan Stanley Presence and Critical Initiatives in Latin America

Regional Offices

Sao Paulo (1997) Mexico City (1999) Buenos Aires (1999)

Institutional Securities

Obtained Broker-Dealer license in Mexico

Further build out MSREF business in Brazil and Mexico

Global Wealth Management

Build out of High Net Worth Platform in Latin America

Asset Management

Continue to expand global distribution platform via organic growth

Cross-divisional

Full scale business expansion with Brazil as primary focus Maintain strength in regional bond and equity business

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Morgan Stanley Presence and Critical Initiatives in Latin America

Regional Offices

Sao Paulo (1997) Mexico City (1999) Buenos Aires (1999)

Institutional Securities

Obtained Broker-Dealer license in Mexico

Further build out MSREF business in Brazil and Mexico

Global Wealth Management

Build out of High Net Worth Platform in Latin America

Asset Management

Continue to expand global distribution platform via organic growth

Cross-divisional

Full scale business expansion with Brazil as primary focus Maintain strength in regional bond and equity business

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